EXHIBIT 99.1

SMTC Corporation www.smtc.com investorrelations@smtc.com	NEWS RELEASE Nasdaq: SMTX Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Monday,	March 13, 2006

SMTC Reports Fourth Quarter and Annual Results

Reports 21% Improvement in Quarterly Revenue Over Comparable Period Last Year and Third Consecutive Profitable Quarter

TORONTO – March 13, 2006 — SMTC Corporation (1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $58.1 million and net income of $1.4 million, or $0.10 per share, for the fourth quarter ended December 31, 2005, compared with revenue of $48.0 million and a net loss of $3.2 million, or $0.22 per share, for the quarter ended December 31, 2004. Net income in the fourth quarter of 2005 includes an income tax recovery of $0.6 million, or $0.04 per share, while the net loss for the fourth quarter of 2004 included net restructuring and other charges of $1.1 million, or $0.08 per share. The Company also generated cash from operations of $7.0 million during the fourth quarter of 2005 compared with $6.2 million in the fourth quarter of 2004. In the third quarter of 2005, the Company reported revenue of $64.6 million and net income of $0.8 million, or $0.05 per share.

“Our fourth quarter results demonstrate our continuing progress in improving our financial results,” stated John Caldwell, President and Chief Executive Officer. “Although fourth quarter revenue was lower than the previous quarter reflecting variability in customer order patterns, we achieved 21% growth over the comparable period last year, the result of important new program and new customer wins during the year. It was also the third consecutive quarter of earnings growth.”

“Following a lengthy period of declining revenue and operating losses, SMTC reversed this trend in 2005 showing significant improvement across all metrics,” stated Jane Todd, Senior Vice President and Chief Financial Officer. “Our annual performance in 2005 reflects somewhat lower results than 2004 the result of higher but declining revenue in the first two quarters of 2004”.

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For the fiscal year ended December 31, 2005, the Company reported revenue of $228.8 million and a net loss of $0.1 million, or $0.01 per share. This compares with revenue of $244.6 million and net income of $0.6 million, or $0.05 per share, for the fiscal year ended December 31, 2004.

Gross profit for the fourth quarter of 2005 was $4.9 million, or 8.4% of revenue, compared with $5.5 million or 8.5% of revenue for the previous quarter and $1.5 million, or 3.1% of revenue, for the fourth quarter of 2004. Gross profit for the fourth quarter of 2004 includes net restructuring and other charges of $0.6 million, or 1.3% of revenue.

In the fourth quarter of 2005, the Company applied the $7.0 million in cash generated from operations to reduce long-term debt and capital lease obligations by $6.8 million and to invest $0.2 million in capital assets. Cash generated from operations for fiscal year 2005 was $8.4 million, compared to $5.1 million for fiscal year 2004. The amount outstanding under the Company’s $40 million revolving credit facility at December 31, 2005 was $2.0 million compared with $8.1 million at October 2, 2005 and $4.3 million at December 31, 2004.

“We anticipate that 2006 will be a year of growth in both revenue and earnings. However, given the unpredictability of customer order patterns that can affect quarterly results, we intend to provide annual directional guidance only that will be updated on a quarterly basis,” stated John Caldwell, President and Chief Executive Officer.

(1)	Expressed in U.S. dollars

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services. The Company’s electronics manufacturing centers are located in; Boston, Massachusetts; San Jose, California; Toronto, Canada; and Chihuahua, Mexico with a third party facility in Chang An, China. SMTC offers technology companies and electronics OEMs a full range of value-added services. SMTC supports the requirements of a growing, diversified OEM customer base primarily within the industrial, networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

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Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenue	$58,061	$48,018	$228,766	$244,596
Cost of sales	53,155	46,508	211,619	221,563

Gross profit	4,906	1,510	17,147	23,033
Selling, general and administrative expenses	2,908	3,576	13,139	16,037
Amortization	—	0	0	2,330
Restructuring charges (reversals)	20	526	87	(142)

Operating earnings (loss)	1,978	(2,592)	3,921	4,808
Interest	1,190	966	4,589	4,521

Earnings (loss) before income taxes and discontinued operations	788	(3,558)	(668)	287
Income tax expense (recovery)	(629)	(362)	(556)	506

Earnings (loss) from continuing operations	1,417	(3,196)	(112)	(219)
Earnings from discontinued operations	—	—	—	837

Net earnings (loss)	$1,417	$(3,196)	$(112)	$618

Net earnings (loss) per share:
Basic from continuing operations	$0.10	$(0.22)	$(0.01)	$(0.02)
Earnings from discontinued operations	$—	$—	$—	$0.07

Basic	$0.10	$(0.22)	$(0.01)	$0.05
Diluted	$0.10	$(0.22)	$(0.01)	$0.05

Weighted average number of shares outstanding:
Basic	14,641,345	14,641,345	14,641,345	10,943,763
Diluted	14,838,754	14,641,345	14,641,345	10,943,763

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	December 31, 2005	December 31, 2004
Accounts receivable	$26,899	$23,856
Inventories	33,168	33,025
Prepaid expenses	1,698	1,702

	61,765	58,583
Capital assets	25,651	29,269
Other assets	2,010	4,729
Deferred income taxes	619	135

	$90,045	$92,716

Accounts payable	$30,939	$25,943
Accrued liabilities	13,849	13,738
Income taxes payable	1,203	1,571
Current portion of long-term debt	4,633	3,800
Current portion of capital lease obligations	1,542	1,897

	52,166	46,949
Long-term debt	23,857	30,091
Capital lease obligations	—	1,542
Shareholders' equity	14,022	14,134

	$90,045	$92,716

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